EXHIBIT (c)(10)

PRELIMINARY

Project Closeup: Board Update

Goldman, Sachs & Co.

11-Feb-2008

Operating Plan Summary

Street Estimates

	2008E	2009E
Revenue	$895.6	$925.6
Growth %	4.4%	3.4%
EBIT	$194.4	$202.7
Margin %	21.7%	21.9%
Growth %	(6.4)%	4.3%

Management Plan

	2005A	2006A	2007A	2008E	2009E	2010E	2011E	2012E	07-‘12 CAGR
Revenue	$733.2	$806.6	$857.6	$940.0	$1,008.0	$1,087.7	$1,163.6	$1,255.7	7.9%
Growth %	17.8%	10.0%	6.3%	9.6%	7.2%	7.9%	7.0%	7.9%

EBIT - Adjusted	$225.4	$226.0	$207.6	$221.8	$255.1	$301.4	$337.9	$389.7	13.4%
Margin %	30.7%	28.0%	24.2%	23.6%	25.3%	27.7%	29.0%	31.0%
Growth %	32.9%	0.3%	(8.1)%	6.8%	15.0%	18.2%	12.1%	15.3%

Proforma EPS	$2.34	$2.46	$2.22	$2.25	$2.55	$3.15	$3.60	$4.22	13.7%
Growth %	36.0%	5.1%	(9.8)%	1.6%	13.0%	23.6%	14.3%	17.2%

“Adjusted -2.5% on Revenue Growth and -2.5% on EBIT Margin” Plan1

	2005A	2006A	2007A	2008E	2009E	2010E	2011E	2012E	07-‘12 CAGR
Revenue	$733.2	$806.6	$857.6	$918.6	$962.1	$1,014.1	$1,059.4	$1,116.9	5.4%
Growth %	17.8%	10.0%	6.3%	7.1%	4.7%	5.4%	4.5%	5.4%

EBIT - Adjusted	$225.4	$226.0	$207.6	$202.4	$219.4	$255.7	$281.2	$318.7	9.0%
Margin %	30.7%	28.0%	24.2%	22.0%	22.8%	25.2%	26.5%	28.5%
Growth %	32.9%	0.3%	(8.1)%	(2.5)%	8.4%	16.5%	10.0%	13.3%

Proforma EPS	$2.34	$2.46	$2.22	$2.05	$2.16	$2.64	$2.96	$3.41	9.0%
Growth %	36.0%	5.1%	(9.8)%	(7.6)%	5.5%	22.0%	12.1%	15.1%

Source: Management plan estimates per GYI management; IBES for Street Estimates; Adjusted plan per GYI Board discussion.

Note: 1 IBES “EBIT” approximated by IBES “Operating Profit” given greater number of estimates available. Proforma EPS excludes one-time items

[1]

Adjustments to 2008E management plan include EPS per guidance to street for CY2008, 2008 revenue assumes 2008 revenue growth is 2.5% lower than management plan growth rate; 2009E-2012E revenue growth and operating margin reduced by (2.5)% in each year relative to management plan.

PRELIMINARY

Illustrative Discounted Cash Flow Analysis “Adjusted -2.5% on Revenue Growth and -2.5% on EBIT Margin” Plan

($ in millions)

EV/LTM EBITDA Multiples
Current (4-Feb-08)	5.1	x
Undist Price (18-Jan-08)	4.2	x

		Terminal Multiple of 2012E EBITDA
		4.5x	5.5x	6.5x	7.5x
	10.0%	$32.83	$37.00	$41.15	$45.30
	11.0%	31.72	35.71	39.67	43.63
WACC	12.0%	30.65	34.47	38.26	42.06
	13.0%	29.63	33.29	36.93	40.55
	14.0%	28.65	32.17	35.66	39.13

Source: Adjusted plan per GYI Board discussion.

Note: Assumes mid-year convention discounting for cash flows in CY08-CY12. Terminal value based on LTM EBITDA in year 5 is discounted 5 years. WACC analysis suggests 11.93% based on risk free rate of 4.83% (10 year average of 10 year U.S. Treasury as of 4-Feb-2008), risk premium of 5.16% (Ibbotson) and GYI beta of 1.65 (Barra historical beta), cost of debt of 8.5% and current capitalization.

2